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                                                                   EXHIBIT 23.3

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Viagene, Inc. and related Prospectus of Chiron Corporation which is made a part of Amendment No. 2 to the Registration Statement (Form S-
4) of Chiron Corporation for the registration of shares of its common stock, and to the incorporation by reference therein of our report dated February 8, 1995, except for Note 7, as to which the date is April 26, 1995, with respect to the financial statements of Viagene, Inc. included in the Annual Report (Form 10-K/A) of Viagene, Inc. for the year ended December 31, 1994, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

San Diego, California

August 15, 1995